Exhibit 10.05.3

Second Amendment to the Citigroup Inc. Amended and Restated Compensation Plan for Non-Employee Directors (the “Plan”)

(effective as of December 16, 2003)

1.                                       Subparagraph (b) of Section 7 of the Plan is hereby deleted and replaced with the following:

(b) At the end of each calendar quarter, there shall be credited to the Director’s Account an amount equal to the cash dividends that would have been paid on the number of shares of Common Stock credited to the Director’s Account as of the dividend record date, if any, occurring during such calendar quarter as if such shares had been shares of issued and outstanding Common Stock on such record date, and at the Director’s election, made in the manner described in Section 5(a) above, such amounts shall be either distributed in cash to the Director or treated as reinvested in additional shares of Common Stock on the dividend payment date.

2.                                       Except as specifically modified herein, all of the terms and conditions of the Plan shall remain in full force and effect.